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Exhibit 21.7

Subsidiaries of Wynn Resorts Holdings, LLC upon consummation of this offering of second mortgage notes and Wynn Resorts, Limited's initial public offering of common stock:

Exact Name of Subsidiary as Specified in its Charter	State or Other Jurisdiction or Incorporation or Organization
Palo, LLC	Delaware

Wynn Las Vegas, LLC	Nevada
dba Le Rêve
dba Club Le Rêve
dba Le Rêve Casino Hotel
dba Le Rêve Casino Hotel & Towers
dba Le Rêve Gallery of Fine Art
dba Le Rêve Golf Club
dba Le Rêve Hotel & Casino
dba Le Rêve Hotel & Towers
dba Le Rêve Resort & Casino
dba Le Rêve Resort & Country Club

Wynn Las Vegas Capital Corp.*	Nevada

Wynn Completion Guarantor, LLC*	Nevada

World Travel, LLC*	Nevada

Las Vegas Jet, LLC*	Nevada

*
Indicates indirect subsidiary of Wynn Resorts Holdings, LLC

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  Subsidiaries of Wynn Resorts Holdings, LLC upon consummation of this offering of second mortgage notes and Wynn Resorts, Limited's initial public offering of common stock